Exhibit 23.2
DeGolyer and MacNaughton

5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

March 1, 2006

Berry Petroleum Company
5201 Truxtun Avenue, Suite 300
Bakersfield, California 93309-0640

Gentlemen:

In connection with the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, (the Annual Report) of Berry Petroleum Company (the Company), we hereby consent to (i) the use of and reference to our “Appraisal Report as of December 31, 2005 on Certain Properties owned by Berry Petroleum Company,” “Appraisal Report as of December 31, 2004 on Certain Properties owned by Berry Petroleum Company,” and “Appraisal Report as of December 31, 2003 on Certain Properties owned by Berry Petroleum Company,” (the “Reports”), under the captions “Business” and “Oil and Gas Properties” in Item 1 of the Annual Report, under the caption “Selected Financial Data” in Item 6 of the Annual Report, and under the caption “Supplemental Information About Oil & Gas Producing Activities (Unaudited)” in Item 8 of the Annual Report; and (ii) the use of and reference to the name DeGolyer and MacNaughton as the independent petroleum engineering firm that prepared the Reports under such items; provided, however, that since the cash-flow calculations in the Annual Report include estimated income taxes not included in the Reports, we are unable to verify the accuracy of the cash-flow values in the Annual Report.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON